[LOGO] CIT

                                 CIT GROUP INC.
                           1211 Avenue of the Americas
                               New York, NY 10036



                                                                   April 6, 2005

Dear Stockholder:

      You are cordially invited to attend our Annual Meeting of Stockholders on Wednesday, May 11, 2005, at 11:00 a.m., Eastern time at our offices at 1 CIT Drive, Livingston, New Jersey 07039.

      The notice of meeting and proxy statement following this letter describe the business to be transacted. You are asked to elect your Board of Directors for the upcoming year and to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

      Whether or not you are personally able to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible, or follow the enclosed instructions to vote electronically. Your vote is very important. This will not limit your right to attend the meeting and vote in person.

                                                Sincerely yours,

                                                /s/ Jeffrey M. Peek
                                                ------------------------
                                                Jeffrey M. Peek
                                                Chairman and
                                                Chief Executive Officer

                                   [LOGO] CIT

                                 CIT GROUP INC.
                           1211 Avenue of the Americas
                               New York, NY 10036

                    -----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 11, 2005
                    -----------------------------------------


TO OUR STOCKHOLDERS:

      The annual meeting of stockholders of CIT Group Inc. will be held at the offices of CIT, 1 CIT Drive, Livingston, New Jersey 07039, on Wednesday, May 11, 2005 at 11:00 a.m. Eastern time, for the following purposes:

            1. to elect 10 directors to serve for one year or until the next annual meeting of stockholders; and

            2. to ratify the appointment of PricewaterhouseCoopers LLP as CIT's independent auditors for 2005.

      The CIT Board of Directors has fixed the close of business on March 25, 2005 as the record date for determining holders of CIT Common Stock entitled to notice of and to vote at the meeting.

      You are cordially invited to attend the meeting. Whether or not you are personally able to attend the meeting, please complete, sign, date and return the accompanying proxy card, or cast your vote electronically, as soon as possible.

                                          By Order of the Board of Directors,

                                          /s/ Robert J. Ingato
                                          -----------------------------
                                          Robert J. Ingato
                                          Executive Vice President,
                                          General Counsel and Secretary

Livingston, New Jersey
April 6, 2005


                             YOUR VOTE IS IMPORTANT
                  PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD.

                                 CIT GROUP INC.
                                 --------------
                                 PROXY STATEMENT
                                 --------------

We are mailing this proxy statement, form of proxy and voting instructions starting April 6, 2005.

Who is soliciting my vote?

The Board of Directors of CIT Group Inc. is soliciting your vote for our 2005 Annual Meeting of Stockholders.

What will I vote on?

You are being asked to vote on:

o The election of 10 directors for a one year term; and

o The ratification of the selection of our independent auditor for 2005.

What is the record date for the Annual Meeting?

The record date is the close of business on March 25, 2005. The record date is used to determine those shareholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement.

How many votes can be cast by all shareholders?

A total of 212,109,440 votes may be cast on each matter presented, consisting of one vote for each share of our common stock, par value $0.01 per share, which were outstanding on the record date. CIT's common stock is listed on the New York Stock Exchange ("NYSE"), and CIT is subject to its rules and regulations.

There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

A quorum of a majority of the votes that may be cast, or 106,054,720 votes, must be present in person or represented by proxy to hold the Annual Meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that enough votes will be present to hold the meeting. In determining whether a quorum exists, we will include shares represented by proxies that reflect abstentions and shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees for which instructions have not been received from the beneficial owners or persons entitled to vote and that are not voted by that broker or nominee).

How do I vote?

You may vote at the Annual Meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by mail using the enclosed proxy card, by telephone, on the Internet or by attending the meeting and voting in person as described below.

If you hold your shares in street name (that is, you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope.

Vote by Telephone

You can vote by calling the toll-free number on your proxy card or voting instruction form.

Vote on the Internet

You can also choose to vote on the Internet. The website and directions for internet voting are on your proxy card or voting instruction form.

Vote at the Annual Meeting

If you want to vote in person at the meeting and you are a holder of record, you must register with the Inspector of Election at the meeting and produce valid identification. If you want to vote in person at the meeting and you hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring this proxy to the meeting.

How many votes will be required to elect a director or to adopt the proposals?

o To elect directors to the Board, a plurality of the votes cast at the annual meeting is required. A plurality means that the ten nominees receiving the largest number of votes cast will be elected.

o To ratify the selection of our independent auditors and approve any other matters properly raised at the meeting, a majority of the shares represented at the meeting and entitled to vote is required.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before it is exercised. To do so, you should:

o  send in a new proxy card with a later date;

o  send a written revocation to the Corporate Secretary;

o  cast a new vote by telephone or internet; or

o  attend the annual meeting and vote in person.

Written revocations or a prior vote must be sent by mail to the Secretary of CIT at our address shown above, or by delivering a duly executed proxy bearing a later date. If you attend the annual meeting and vote in person, your vote will revoke any previously submitted proxy. If you hold your shares in street name, you must contact your broker if you wish to change your vote.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted:

o for the election of the ten persons named under the caption "Election of Directors;" and

o  for the ratification of the selection of our independent auditor.

What if I withhold my vote or I vote to abstain?

In the election of directors, you can vote for the ten directors named on the proxy card, or you can indicate that you are withholding your vote from one or more of the directors. Withheld votes will not affect the vote on the election of directors.

In connection with the proposals to ratify the selection of our independent auditor, you may vote for or against the proposals, or you may abstain from voting on the proposals. Abstentions on the proposal to ratify the selection of our independent auditor will have the same effect as a vote against the proposal.

What happens if I do not vote?

If you are a record holder and you do not vote shares held in your name, those shares will not be voted.

If you hold your shares in street name, your broker can vote your shares on the election of directors and the ratification of the selection of our independent auditor in your broker's discretion.

If your broker votes your shares on some, but not all, of the proposals, the votes will be "broker non-votes" for any proposal on which they are not voted. Broker non-votes will have no effect on the election of directors or the ratification of the selection of the independent auditor. Brokers who are members of the National Association of Securities Dealers, Inc. may vote shares held by them in nominee name if they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has transmitted proxy soliciting materials to a beneficial owner may not vote on matters that are not routine if the beneficial owner has not provided the broker with voting instructions.

Will my vote be confidential?

Yes. We have a policy of confidentiality in the voting of shareholder proxies and your vote will not be disclosed to our directors or employees.

What if there is voting on other matters?

Our By-Laws provide that business may be transacted at the Annual Meeting only if it is (a) stated in the Notice of Annual Meeting, (b) proposed at the direction of our Board, or (c) proposed by any CIT stockholder who is entitled to vote at the meeting and who has complied with the notice procedures in our By-Laws. The deadline for shareholders to notify us of any proposals has passed, and we have not received any notifications. If other matters properly arise at the meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you, unless you indicate contrary instructions in our proxy.

Will the Company's independent auditor be present at the annual meeting?

Yes, representatives of PricewaterhouseCoopers LLP will attend the meeting to answer your questions and will have the opportunity to make a statement, if they desire to do so. The Board of Directors has approved the appointment of PricewaterhouseCoopers LLP as our independent auditor for the 2005 fiscal year, subject to ratification by shareholders.

Will the directors attend the annual meeting?

Yes. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting. In addition, a Board meeting is scheduled immediately following the Annual Meeting. At the 2004 Annual Meeting of Stockholders, 10 directors were present, out of the 11 directors on the Board at that time.

How can I attend the annual meeting?

Only shareholders as of the record date, March 25, 2005 (or their proxy holders) may attend the annual meeting. If you plan to attend the meeting or appoint someone to attend as your proxy, please check the box on your proxy card, or, if you are voting by telephone or internet, follow the instructions provided to indicate that you or your proxy plan to attend. You or your proxy holder will then need to show photo identification at the shareholders' admittance desk to gain admittance to the meeting.

If you do not inform us in advance that you plan to attend the meeting, you will need to bring with you:

o  photo identification and,

o if you hold your shares in street name, proof of ownership of your shares as of the record date, such as a letter or account statement from your broker or bank.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do any shareholders beneficially own more than 5% of our common stock?

Yes. According to public filings, there are two holders that beneficially own more than 5% of our common stock:

o  Dodge & Cox; and

o  J.P.Morgan Chase & Co.

How can I review the list of shareholders eligible to vote?

A list of shareholders as of the record date will be available from May 1, 2005 to the date of the Annual Meeting for inspection and review by any shareholder at our offices at 1 CIT Drive, Livingston, New Jersey 07039. We will also make the list available at the Annual Meeting.

Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We also may pay brokers, nominees, fiduciaries, and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      Our Board met 11 times during 2004. The Audit Committee met 9 times, the Compensation Committee met 3 times, and the Nominating and Governance Committee met 2 times during 2004. All of the nominees listed below attended at least 75% of the aggregate of the meetings of the Board and of any committee on which he or she served (or for those directors who first joined the Board in 2004, held during the periods that he or she served), except for Mr. Butler, who attended 60% of the meetings.

      The directors elected at the Annual Meeting will each serve for a term of one year, or until the next annual meeting of stockholders. Should any nominee become unavailable for election, the Board may designate another nominee, in which case the persons acting under duly executed proxies will vote for the election of the replacement nominee. Management is not aware of any circumstances likely to render any nominee unavailable. Election of directors will be by a plurality of the votes cast.

Nominees

      The following individuals are the ten nominees for election as directors at the Annual Meeting. The information below includes each nominee's age as of February 15, 2005 and business experience during the past five years, and was provided to CIT by the nominees. CIT knows of no family relationship among the nominees. In addition to the information reported below, certain directors may also be directors or trustees of privately held businesses or not-for-profit entities that are not referred to below.

Name                      Age  Position
----                      ---  --------
Jeffrey M. Peek .......   57   Chairman and Chief Executive Officer of CIT

Gary C. Butler ........   58   President and Chief Operating Officer of
                               Automatic Data Processing, Inc.

William A. Farlinger ..   75   Retired, Former Chairman of Ontario Power
                               Generation Inc.

William M. Freeman ....   52   Former Chief Executive Officer of Leap Wireless
                               International, Inc.

Hon. Thomas H. Kean ...   69   President of Drew University and Former Governor
                               of New Jersey

Marianne Miller Parrs..   60   Executive Vice President of International Paper
                               Company

Timothy M. Ring .......   47   Chairman and Chief Executive Officer of
                               C.R. Bard, Inc.

John R. Ryan ..........   59   President of Maritime College, State University
                               of New York

Peter J. Tobin ........   60   Special Assistant to the President of
                               St. John's University

Lois M. Van Deusen ....   65   Managing Partner of McCarter & English, LLP

      Jeffrey M. Peek has served as Chief Executive Officer since July 2004 and as Chairman since January 1, 2005. Previously, he served as President and Chief Operating Officer and as a director of CIT since September 2003. Prior to September 2003, Mr. Peek served as Vice Chairman of Credit Suisse First Boston LLC and was responsible for the firm's Financial Services Division, including Credit Suisse Asset Management and Private Client Services. Immediately prior to joining Credit Suisse First Boston in 2002, Mr. Peek was with Merrill Lynch since 1983, where he rose to the level of Executive Vice President of Merrill Lynch & Co., Inc. and was President of Merrill Lynch Investment Managers. He also served on the Executive Management Committee of Merrill Lynch & Co. Mr. Peek is also a director of the St. Paul Travelers Companies, although he will not stand for re-election at their next annual meeting.

      Gary C. Butler has served as a director of CIT since February 2004. Mr. Butler has served as President and Chief Operating Officer of Automatic Data Processing, Inc. ("ADP") since 1998. Previously, Mr. Butler served as Group President, Employer Services at ADP since 1995, as President of ADP's Dealer Services Division since 1989, and in a number of other executive and management positions at ADP since 1975. Mr. Butler is a director of ADP and Liberty Mutual Corporation.

      William A. Farlinger has served as a director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Farlinger retired from Ontario Power Generation Inc. (formerly Ontario Hydro) in December 2003. Previously, Mr. Farlinger served as Chairman of Ontario Power Generation since November 1995, including as Chairman, President and Chief Executive Officer from August 1997 to March 1998. Prior to joining Ontario Hydro, Mr. Farlinger spent his entire business career with the accounting and management consulting firm of Ernst & Young, Canada, including serving as Chairman and Chief Executive Officer from 1987 to 1994. Mr. Farlinger is also a member of the Order of Canada.

      William M. Freeman has served as a director of CIT since July 2003. Mr. Freemen resigned on February 24, 2005 as Chief Executive Officer and Director of Leap Wireless International, Inc., where he had served since June 2004. Previously, Mr. Freeman retired from Verizon Communications Inc. in February 2004, where he served as President and Chief Executive Officer of the Public Communications Group since 2000. Previously, Mr. Freeman served as President and Chief Executive Officer of Bell Atlantic-New Jersey from 1998 to 2000, President and Chief Executive Officer of Bell Atlantic- Washington, D.C. from 1994 to 1998, and in a number of other executive and management positions at Verizon since 1974. Mr. Freeman serves on the Board of Trustees of Drew University and the Board of Directors of Junior Achievement Worldwide. Mr. Freeman is also a director of VAC Holding, Inc., a privately held communications company.

      Hon. Thomas H. Kean has served as a director of CIT since July 1, 2002, and previously from November 1999 to June 1, 2001. Mr. Kean has served as President of Drew University since February 1990, and is a former Governor of the State of New Jersey. He is also a director of Amerada Hess Corporation, ARAMARK Corporation, Franklin Resources, Inc., The Pepsi Bottling Group, and UnitedHealth Group Incorporated. Mr. Kean is also a trustee of The Robert Wood Johnson Foundation, a non-profit foundation.

      Marianne Miller Parrs has served as a director of CIT since January 2003. Ms. Parrs has served as Executive Vice President of International Paper Company since 1999, with current responsibility for Information Technology, Global Sourcing, Global Supply Chain - Deliver, a major supply chain project, Investor Relations and IP Realty. From 1995 to 1999, Ms. Parrs served as Senior Vice President and Chief Financial Officer of International Paper. Previously, she served in a number of other executive and management positions at International Paper since 1974, and was a security analyst at a number of firms prior to joining International Paper Company. Additionally, Ms. Parrs sits on the board the Women's Forum, a non-profit organization. Ms. Parrs also serves on the board of Liaison Technologies (formerly Forest Express), a private e-business company that provides a real time transactions network (EDI/XML) and product information solutions.

      Timothy M. Ring has served as a director of CIT since January 2005. Mr. Ring has served as Chairman and Chief Executive Officer of C.R. Bard, Inc. since August 2003. Previously, he served as Group President from April 1997 to August 2003, as Group Vice President from December 1993 to April 1997, and Corporate Vice President - Human Resources from June 1992 to December 1993. Prior to joining C.R. Bard in 1992, Mr. Ring served in a number of executive and management positions at Abbott Laboratories.

      Vice Admiral John R. Ryan has served as a director of CIT since July 2003. Mr. Ryan has served as President of the State University of New York Maritime College since June 2002, and has also served as the Interim President of the State University of New York at Albany from February 2004 until February 2005. From 1998 to 2002, Mr. Ryan was Superintendent of the U.S. Naval Academy. Mr. Ryan served in the U.S. Navy from 1967 to July 2002, including as Commander of the Fleet Air Mediterranean in Naples, Italy from 1995 to 1998, Commander of the Patrol Wings for the U.S. Pacific Fleet in Pearl Harbor from 1993 to 1995, and Director of Logistics for the U.S. Pacific Command in Aiea, Hawaii from 1991 to 1993. Mr. Ryan is also a director of Cablevision Systems Corp. and the Center for Creative Leadership.

      Peter J. Tobin has served as a director of CIT since July 1, 2002, and previously from May 1984 to June 1, 2001. Mr. Tobin has been Special Assistant in Corporate Relations and Development to the President of St. John's University since September 2003, and previously was Dean of the Peter J. Tobin College of Business at St. John's University since August 1998. From March 1996 to December 1997, Mr. Tobin was Chief Financial Officer of The Chase Manhattan Corporation. From January 1992 to March 1996, Mr. Tobin served as Chief Financial Officer of Chemical Banking Corporation, a predecessor of The Chase Manhattan Corporation, and prior to that he served in a number of executive positions at Manufacturers Hanover Corporation, a predecessor of Chemical Banking Corporation. He is also a director of AXA Financial, Alliance Capital Management, L.P., a subsidiary of AXA Financial that manages mutual funds, PA Consulting Group and H.W. Wilson, a publishing company.

      Lois M. Van Deusen has served as a director of CIT since January 2003. Ms. Van Deusen is the Managing Partner of McCarter & English, LLP, a regional law firm based in Newark, New Jersey, and is a partner in the Real Estate Department. Ms. Van Deusen joined McCarter & English in 1977 and was named a partner in 1986. Additionally, Ms. Van Deusen sits on the board of Habitat for Humanity Newark, Inc.

Departing Director

      Edward J. Kelly, III, who has served as a director since July 1, 2002, notified CIT on February 22, 2005 of his decision not to stand for re-election to the Board of Directors of CIT at its 2005 Annual Meeting of Stockholders due to the increasing demands on his time at Mercantile Bankshares Corporation, where he is Chairman, President and Chief Executive Officer. We would like to thank Mr. Kelly for his dedicated service to CIT since our initial public offering in 2002.

                           CIT'S CORPORATE GOVERNANCE

Independence of Directors

      Our Corporate Governance Guidelines require that a substantial majority of the Board shall be composed of directors who meet the independence criteria established by the New York Stock Exchange. The criteria set by the New York Stock Exchange in order for a director to qualify as independent are:

      o The director can have no material relationship with CIT (either directly or as a partner, shareholder or officer of an organization that has a relationship with CIT), including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others;

      o The director cannot have been an employee, or have an immediate family member who was an executive officer, of CIT during the preceding three years;

      o The director cannot receive, or have an immediate family member who has received, more than $100,000 per year in direct compensation from CIT, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service) during the preceding three years;

      o The director cannot be affiliated with or employed by, or have an immediate family member who was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of CIT during the preceding three years;

      o The director cannot be employed, or have an immediate family member who was employed, as an executive officer of another company if any of CIT's executives have served on that company's compensation committee during the preceding three years; and

      o The director cannot be an executive officer or an employee, or have an immediate family member who was an executive officer, of a company that made payments to or received payments from CIT for property or services in an amount per year in excess of the greater of $1 million or 2% of such company's consolidated gross revenues during the preceding three years.

      On an annual basis, each director is asked to complete a questionnaire regarding his or her compliance with the above independence criteria. For purposes of determining the impact of payments to or from CIT for property or services on director independence, we do not include payments made in the ordinary course of business, such as for utilities, or payments for property or services awarded as a result of a competitive bid. In addition to the above criteria, the Nominating and Governance Committee reviews all of CIT's charitable contributions in any calendar year that exceed the lesser of $25,000 or 2% of the charity's annual consolidated gross revenues to an organization with which a director is affiliated to consider the contribution's potential impact on the applicable director's independence.

      Except for Mr. Peek, the Board has determined that all of the directors are independent as defined by the New York Stock Exchange and CIT's Corporate Governance Guidelines. The independent directors meet in executive session during each regularly scheduled meeting of the Board. The Board named Mr. Tobin as Lead Director and, in such capacity, he presides at executive sessions of the independent directors, reviews and provides input with respect to the agenda for Board meetings and coordinates communications between the Board and the Chief Executive Officer. A current copy of the Corporate Governance Guidelines is available on our website at www.cit.com, or a hard copy is available by written request to our General Counsel and Secretary, 1 CIT Drive, Livingston, New Jersey 07039.

Board Committees

      During 2004, our Board maintained an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The Audit Committee is comprised of four directors and the Compensation Committee and the Nominating and Governance Committee each are comprised of three directors. Each director serving on either the Audit Committee, the Compensation Committee or the Nominating and Governance Committee is independent as defined by the New York Stock Exchange and applicable law. Current copies of the written charter of each committee are available on our website at www.cit.com.

Audit Committee

      The Audit Committee conducts its duties consistent with a written charter, which includes:

      o monitoring the integrity of our financial accounting and reporting process and systems of internal controls, including reviewing our quarterly and annual filings with the SEC;

      o reviewing our corporate compliance policies and monitoring compliance with our Code of Business Conduct and other compliance policies, including reviewing any significant case of employee conflict of interest or misconduct;

      o reviewing the budget, plan and activities of the Internal Audit Department and the performance of the Director of Internal Audit;

      o monitoring the independence of the independent auditors, including approving in advance all audit and non-audit engagements;

      o retaining and determining the compensation of the independent auditors; and

      o  reporting to our Board as appropriate.

      Peter J. Tobin (Chairman), Edward J. Kelly, III, William A. Farlinger, and Marianne Miller Parrs serve as members of the Audit Committee. The charter for our Audit Committee complies with New York Stock Exchange requirements and applicable law. The Board of Directors has determined that Mr. Tobin, Mr. Farlinger and Ms. Parrs each meets the standard of "Audit Committee Financial Expert" as defined by the SEC, and that each member of the Audit Committee is independent from management and financially literate. Mr. Kelly has notified CIT that he will not stand for re-election to the Board of Directors at CIT's 2005 Annual Meeting of Stockholders.

Compensation Committee

      The Compensation Committee conducts its duties consistent with a written charter, which includes:

      o recommending to the independent directors the annual salary, bonus and stock-based compensation of the Chief Executive Officer;

      o reviewing and approving salaries, bonuses and stock-based compensation for other executive officers;

      o facilitating the performance evaluation of the Chief Executive Officer by the Board;

      o  approving compensation plans and programs for directors; and

      o approving any equity compensation plans, and reviewing and approving the aggregate equity awards that may be granted to all participants.

      Hon. Thomas H. Kean (Chairman), William M. Freeman and Timothy M. Ring serve as members of the Compensation Committee.

Nominating and Governance Committee

      The Nominating and Governance Committee conducts its duties consistent with a written charter, which includes:

      o identifying and recommending qualified candidates to fill Board and committee positions;

      o overseeing the evaluation of the structure, duties, size, membership and functions of the Board and its Committees, as appropriate;

      o overseeing the evaluation of the Board and its committees and members, including the self-evaluation of the Nominating and Governance Committee; and

      o overseeing corporate governance, including developing and recommending corporate governance guidelines and policies.

      John R. Ryan (Chairman), Gary C. Butler, and Lois M. Van Deusen serve as members of the Nominating and Governance Committee.

      The Nominating and Governance Committee will consider and evaluate all director candidates recommended by our shareholders in accordance with the procedures set forth in our Corporate Governance Guidelines. Shareholders may propose qualified nominees for consideration by the Nominating and Governance Committee by submitting the names and supporting information in writing to:
Office of the General Counsel, CIT Group Inc., 1 CIT Drive, Livingston, New Jersey 07039. Such supporting information shall include (1) a statement containing the notarized signature of the nominee whereby such nominee consents to being nominated to serve as a director of CIT and to serving as a director if elected by the shareholders; (2) information in support of the nominee's qualifications to serve on CIT's Board and the nominee's independence from management; (3) the name or names of the stockholders who are submitting such proposal, the number of shares of CIT's Common Stock held by each such stockholder, and the length of time such shares have been beneficially owned by such stockholders; and (4) such other information as the stockholder believes to be pertinent. To be considered for nomination, any such nominees shall be proposed as described above no later than December 15th of the calendar year preceding the applicable annual shareholders meeting.

      Our Corporate Governance Guidelines set forth the following general criteria for nomination to our Board:

      o directors should possess senior level management and decision-making experience;

      o directors should have a reputation for integrity and abiding by exemplary standards of business and professional conduct;

      o directors should have the commitment and ability to devote the time and attention necessary to fulfill their duties and responsibilities to CIT and its shareholders;

      o directors should be highly accomplished in their respective fields, with leadership experience in corporations or other complex organizations, including government, educational and military institutions;

      o in addition to satisfying the independence criteria described in our Corporate Governance Guidelines, non-management directors should be able to represent all shareholders of CIT;

      o directors who are expected to serve on a board committee shall satisfy the New York Stock Exchange and legal criteria for members of the applicable committee; and

      o directors should have the ability to exercise sound business judgment and to provide advice and guidance to the Chief Executive Officer with candor.

The Board's assessment of a director candidate's qualifications includes consideration of diversity, age, skills and experience in the context of the needs of the Board. The foregoing general criteria apply equally to the evaluation of all potential, non-management director nominees, including those individuals recommended by stockholders.

Communicating with Directors

      Any person who has a concern about CIT's governance, corporate conduct, business ethics or financial practices may communicate that concern to the non-management directors. In addition, CIT's stockholders may communicate with the Board regarding any topic of current relevance to CIT's business. The foregoing communications may be submitted in writing to the Lead Director, the Audit Committee, or the non-management directors as a group in care of CIT's General Counsel and Secretary, 1 CIT Drive, Livingston, New Jersey 07039, or by email to directors@cit.com. Concerns and stockholder communications may also be directed to the Board by calling the CIT Hotline in the U.S. or Canada at 1-877-530-5287. To place calls from other countries in which CIT has operations, individuals may call 703-259-2284 collect. These concerns can be reported confidentially or anonymously. Concerns and issues communicated to the Board will be addressed through CIT's regular procedures:

      o Depending on the nature of the concern or issue, it may be initially referred to CIT's Director of Internal Audit, General Counsel, Head of Human Resources or other appropriate officer for processing, investigation, and follow-up action.

      o Concerns relating to CIT's accounting, internal accounting controls or auditing matters will be referred to the Audit Committee.

      o All other concerns will be referred to either CIT's Lead Director or to one or more non-management members of the Board.

      o At its regular meetings (or more frequently if deemed appropriate by management), the Board, or the appropriate committee of the Board, will be provided with a summary and/or copies of the communications described above.

Compensation Committee Interlocks and Insider Participation

      There are no interlocking relationships between any member of our Compensation Committee and any of our executive officers that would require disclosure under the rules of the SEC.

Executive Officers

      The following table sets forth information as of February 15, 2005 regarding our executive officers, other than Mr. Peek, whose information is provided above under "Nominees". The executive officers were appointed by and hold office at the discretion of the Board. No family relationship exists among CIT's executive officers or with any director. The executive officers are subject to CIT's Code of Ethical Conduct, which is available on our website at www.cit.com. In addition to the information reported below, certain executive officers may also be directors or trustees of privately held or not-for-profit organizations that are not referred to below.

Name                       Age  Position
----                       ---  --------
Thomas B. Hallman .......  52   Vice Chairman - Specialty Finance

Robert J. Ingato ........  44   Executive Vice President, General Counsel
                                and Secretary

Joseph M. Leone .........  51   Vice Chairman and Chief Financial Officer

Lawrence A. Marsiello ...  54   Vice Chairman and Chief Lending Officer

William J. Taylor .......  53   Executive Vice President, Controller and
                                Principal Accounting Officer

Frederick E. Wolfert ....  50   Vice Chairman - Commercial Finance

      Thomas B. Hallman has served as CIT's Vice Chairman - Specialty Finance since September 2003. Previously, Mr. Hallman served as Group Chief Executive Officer of CIT's Specialty Finance Group since July 2001. Mr. Hallman served as Chief Executive Officer of the Consumer Finance business unit, the home equity unit of Specialty Finance, since joining CIT in 1995, and held a number of executive and management positions with other financial services companies prior to 1995.

      Robert J. Ingato has served as CIT's Executive Vice President and General Counsel since June 2001, and additionally as Secretary since August 14, 2002. Previously, Mr. Ingato served as Executive Vice President and Deputy General Counsel since November 1999. Mr. Ingato served as Executive Vice President of Newcourt Credit Group Inc., which was acquired by CIT, since January 1998, as Executive Vice President and General Counsel of AT&T Capital Corporation, a predecessor of Newcourt, since 1996, and in a number of other legal positions with AT&T Capital since 1988.

      Joseph M. Leone has served as CIT's Vice Chairman and Chief Financial Officer since September 2003. Previously, Mr. Leone served as Executive Vice President and Chief Financial Officer since July 1995. Mr. Leone served as Executive Vice President of Sales Financing, a business unit of CIT, from June 1991, Senior Vice President and Controller since March 1986, and in a number of other executive positions with Manufacturers Hanover Corporation since May 1983. Mr. Leone is a certified public accountant and a member of the American Institute of Certified Public Accountants.

      Lawrence A. Marsiello has served as Vice Chairman and Chief Lending Officer of CIT since September 2003. Previously, Mr. Marsiello served as Group Chief Executive Officer of CIT's Commercial Finance Group since August 1999. Mr. Marsiello served as Chief Executive Officer of the Commercial Services business unit, the factoring unit of Commercial Finance, since August 1990, and in a number of other executive positions with CIT and Manufacturers Hanover Corporation since 1974.

      William J. Taylor has served as Executive Vice President and Controller of CIT since November 1999. Previously, Mr. Taylor served as Senior Vice President and Controller since 1993, as Vice President and Controller since 1991, and joined CIT as Vice President and Assistant Controller in 1989. Prior to joining CIT, he served as Senior Vice President and Controller of Crossland Savings FSB and as a Senior Audit Manager with KPMG specializing in financial services. Mr. Taylor is a certified public accountant and a member of the American Institute of Certified Public Accountants.

      Frederick E. Wolfert has served as Vice Chairman - Commercial Finance since September 2004. Prior to joining CIT, Mr. Wolfert served as President and Chief Executive Officer of GE Healthcare Financial Services since 2001. Prior to joining GE, Mr. Wolfert was President and Chief Operating Officer and a member of the Board of Directors of Heller Financial, Inc., which was acquired by GE in 2001, since 1998. Prior to 1998, Mr. Wolfert held a number of executive and management positions with other financial services companies.

Section 16(a) Beneficial Ownership Reporting Compliance

      Based on CIT's records and other information, CIT believes that its directors and executive officers complied with the applicable SEC filing requirements for reporting beneficial ownership of CIT's equity securities for the year ended December 31, 2004. In January 2005, Gary C. Butler filed a Form 4 with respect to a purchase of 4,000 shares of CIT's common stock on the open market one day late, due to a delay in confirming the purchase information with the broker.

2005 Audit Committee Report

      The Board appointed the members of the Audit Committee. The Audit Committee is governed by a written charter that was approved and adopted by the Board and is periodically reviewed and reassessed by the Audit Committee. The Audit Committee is comprised of four members, each of whom meets the independence and experience requirements of the New York Stock Exchange and applicable law.

      The Audit Committee (i) monitors the integrity of CIT's financial accounting and reporting process and systems of internal controls, (ii) reviews CIT's corporate compliance policies and monitors the compliance by CIT with its Code of Business Conduct, its Code of Ethical Conduct, and its other compliance policies and with legal and regulatory requirements, (iii) monitors the independence and performance of CIT's internal and independent auditors, and
(iv) retains and determines the compensation of the independent auditors. Management has primary responsibility for the preparation and integrity of the financial statements and the reporting process. CIT's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements to accounting principles generally accepted in the United States.

      The Audit Committee reviewed CIT's audited financial statements and related SEC filings for the year ended December 31, 2004 and met with management and PricewaterhouseCoopers LLP ("PwC"), CIT's independent auditors, to discuss those financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

      The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended. In addition, the Audit Committee has received from PwC its written disclosures and letter regarding its independence from CIT as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC its independence from CIT and management. The Audit Committee has also determined, based on such disclosures, letter and discussions, that PwC's provision of other non-audit services to CIT is compatible with the auditors' independence.

      Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in CIT's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

February 23, 2005                    Audit Committee

                                     Peter J. Tobin, Chairman
                                     William A. Farlinger
                                     Edward J. Kelly, III
                                     Marianne Miller Parrs

2005 Compensation Committee Report on Executive Compensation

      The Compensation Committee, which consists solely of independent directors as defined by the New York Stock Exchange rules, administers the compensation and benefit programs of the Company's directors and executive officers and other key members of management. CIT's compensation programs are designed to attract, retain and motivate high performance executives and professionals. Our compensation strategy for executives emphasizes performance based pay over fixed salary and uses stock-based awards to align the interests of CIT's executives with our shareholders. In executing its compensation responsibilities, the Committee utilizes the assistance of an independent compensation consulting firm to advise on market trends and best practices.

      You can find more information about the Committee in this Proxy Statement under the caption "Board Committees", and the Charter is available on CIT's website at www.cit.com/main/InvestorRelations/ CorporateGovernance under the caption "Board Committees".

Compensation Philosophy and Strategy

      CIT's compensation strategy emphasizes the belief that compensation should vary with the Company's financial and operating performance so that executives are well rewarded when performance meets or exceeds objectives and there are downside risks to compensation when performance objectives are not met. Annual performance is generally measured on the performance of the Company as a whole or a business unit, or using both criteria, as the nature of an executive's responsibilities may dictate. Stock options, restricted stock, and performance shares are used to provide management with long-term incentives contingent on CIT's financial success.

      We recognize the competitive environment in which we must compete for senior level talent and as such look at diversified financial services companies and banks with assets similar to that of CIT. The companies considered are not necessarily those represented in the stock performance graph that follows this Report, because the Committee believes CIT's competitors for executive talent are a broader group of companies. CIT periodically benchmarks its compensation practices and its financial results against its peer group. CIT's compensation guidelines are aligned against our competitive employment market to achieve on average a median percentile position for base salary and an above median position for total compensation, by emphasizing variable performance incentive compensation.

      We continue to believe that the quality, skills and leadership of our executive team are critical factors affecting the long-term value of our Company. Therefore, we strive to maintain an executive compensation program that will attract, motivate and retain our high caliber of leadership, and in particular, those whose performance is most critical to the Company's success.

      In conducting its performance assessment for compensation purposes, the Committee evaluates the Chief Executive Officer's performance in light of pre-determined goals and objectives and approves his compensation based on this evaluation. For other executives and key management members, the Committee evaluates and approves compensation after the Chief Executive Officer presents to the Committee his assessment of the executives, their accomplishments and individual and corporate performance.

CIT's Compensation Program

      Cash compensation paid to the executive officers for 2004 consisted of base salary and annual cash bonuses. Equity based incentive compensation for 2004 was generally provided in the form of performance shares and stock option awards.

      Base Salary. As described above, CIT's philosophy is to provide base salaries to its executive team members within ranges where the midpoint approximates the median of the peer group. The base salaries of individual executives can and do vary from this salary benchmark based on such factors as scope of responsibility and accountability, individual performance, potential for future advancement, and length of time in their current position.

      Annual Bonus Plan. Bonuses are generally paid in February for the prior year's performance and are based upon each executive officer's individual performance in the prior year in the context of the overall performance of CIT and the executive's business unit, if applicable. This performance assessment includes the executive's contribution to the achievement of financial performance and other key goals established for the Company. For fiscal year 2004, corporate performance was based on consolidated pre-tax income goals. Individual business unit executives were awarded bonuses based on the achievement of pre-tax income goals for their respective business unit as well as the overall corporate CIT performance. Also included in the determination of bonuses is an assessment of the executive's contribution to the achievement of key non-financial goals established during the year. The Annual Bonus Plan includes minimum performance thresholds required to earn any incentive compensation, as well as maximum payouts rewarding extraordinary business performance. Based on the Company's fiscal year 2004 performance, bonuses for the executive officers were paid between target and maximum because the Company and most business units exceeded the targeted pre-tax income goals. The Company also maintains a Discretionary Bonus Plan, which rewards executives for non-financial measures such as the successful integration of new portfolios, expense reduction initiatives, acquisition and development of talent, and cross sell initiatives. The bonuses described under the Summary Compensation Table on page 15 include both bonuses.

      Long-Term Incentives. CIT maintains a stock-based incentive plan, the CIT Group Inc. Long-Term Equity Compensation Plan (the "ECP") for directors and employees of CIT and its subsidiaries. The Company's ECP rewards executives for Company and individual performance over more than one year. The ECP provides for the grant of various forms of long-term incentives such as stock options, restricted stock, performance shares and performance units.

      In 2004, the Company granted stock options and performance shares. Performance shares are intended to link the Company's financial performance with the executive's compensation while also increasing employee stock ownership. For the 2004 - 2006 performance cycle, the Compensation Committee granted performance shares to a select group of executives. These awards will be payable only if the Company achieves specified goals for earnings per share growth and return on tangible equity established for 2004 through 2006. Executives are granted the right to receive these shares (or a cash equivalent) following the end of a performance period.

      Members of executive management received grants of stock options in January and July unless otherwise noted below. These options were granted with an exercise price equal to the fair market value of the Company's stock on the date of grant and vest over a three year period of time. The Compensation Committee believes that these stock option awards create a strong link to long-term financial results.

      Stock Ownership Requirements. CIT encourages stock ownership by its executives to align their interests with the interests of shareholders. Required ownership levels vary by position and range from one times to five times base salary, depending on the level of the executive. The Chief Executive Officer has a requirement of five times base salary.

CEO Compensation

      Albert R. Gamper, Jr., former Chairman and Chief Executive Officer of CIT, resigned as Chief Executive Officer in July 2004 and retired as Chairman effective December 31, 2004. Mr. Peek was elected Chief Executive Officer by the Board of Directors in July 2004.

      The Compensation Committee established Mr. Gamper's 2004 total compensation package after reviewing his performance and compensation with the independent directors of the Board. Following Mr. Peek's election to CEO, his compensation was also presented to the Board by the Compensation Committee. In setting the compensation of Messrs. Gamper and Peek for 2004, the Compensation Committee considered the total amount of compensation provided to each such individual, as well as each of the major components of compensation, including base salary, annual bonus, and long-term incentive awards. In addition, the Compensation Committee periodically reviews other components of compensation, including qualified and non-qualified retirement benefits, and the value of fringe benefits and perquisites. The Committee considered the Company's overall performance, recognizing that 2004 was an excellent year for CIT. CIT posted strong pre-tax income earnings growth, achieved over 25% appreciation in stock value and was once again listed on the S & P 500. Evidence of CIT's performance for 2004 can be viewed on the Performance Graph on page 14. In addition, CIT experienced a seamless transition to new leadership. The Committee believes that the outstanding performance and leadership provided by Mr. Gamper and Mr. Peek were critical to the flawless execution of this transition, as well as the realization of strong financial results.

      In connection with Mr. Peek's election to CEO, the Compensation Committee reviewed and approved an amendment to Mr. Peek's employment agreement, which increased the amount of severance payable to him in connection with an involuntary termination of employment with CIT. You can find more information about the amended employment agreement in this Proxy Statement under the caption "Employment Agreements".

      Base Salary. Mr. Gamper's base salary was increased by the Committee to $1.0 million in January 2004. As described in Mr. Peek's employment agreement, his base salary was increased to $800,000 in September 2004.

      Annual Bonus. The Committee awarded Mr. Gamper an annual bonus of $2.8 million and Mr. Peek an annual bonus of $2.7 million for 2004. Mr. Gamper's and Mr. Peek's awards were based on the criteria set forth in the Annual Bonus Plan that applied to all executive officers. The Committee determined these awards based on their annual incentive award targets and the Company's financial results against pre-tax income goals established for CIT at the beginning of 2004. Additional qualitative factors that the Committee considered when determining the performance of each of Mr. Gamper and Mr. Peek included their leadership during the transition, achievement of high ratings by independent ratings services on corporate governance, and strong improvement in a variety of financial metrics, including improved return on tangible equity, strong pre-tax income growth, continued progress in corporate credit quality and the significant appreciation in CIT share value in 2004.

      Long-Term Incentives. In January, Mr. Gamper was awarded 205,000 stock options. Mr. Peek was awarded 230,000 stock options, which were provided for in his employment agreement. The stock options were granted at the fair market value at the time of grant. In addition, Mr. Gamper was awarded 113,000 performance shares for the 2004 - 2006 performance cycle. The final number of performance shares earned by Mr. Gamper will be prorated based on the date of his retirement and the performance of the Company against previously described financial targets. Mr. Peek was granted 67,000 performance shares for the 2004 - 2006 cycle as provided in his employment agreement. These awards were consistent with the Company's compensation philosophy described above for all executive officers.

      In recognition of Mr. Gamper's seventeen year leadership of CIT, the Board of Directors approved CIT's donation of $1.0 million to Rutgers University to establish the Albert R. Gamper, Jr. Chair at the Rutgers School of Business. This donation was in lieu of a stock option grant to Mr. Gamper in July 2004. Mr. Gamper will donate a matching sum toward establishing the Chair.

Policy on Deductibility

      The Committee's policy is to provide performance-based compensation to its executive officers that is tax deductible under current tax law. To this end, CIT's Annual Bonus Plan and equity compensation plan were approved by Shareholders and are administered in accordance with Section 162(m). The Committee will deviate from this policy only when it believes there are overriding objectives to be achieved in the shareholder's interest.

      To that end, CIT has established a Discretionary Bonus Plan to reward individuals based upon qualitative achievements. The Compensation Committee determines bonuses granted under the Discretionary Bonus Plan for the CEO and other executive officers. The Discretionary Bonus Plan is not intended to comply with Section162(m).

      This Report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

February 25, 2005                        Honorable Thomas H. Kean, Chair
                                         William M. Freeman
                                         Timothy M. Ring

Stock Performance Graph

      The following graph compares the yearly percentage change in the cumulative total stockholder return of our Common Stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for the period commencing with our IPO on July 2, 2002 and ending December 31, 2004. The results are based on an assumed $100 invested on July 2, 2002, and reinvestment of dividends.

      [The following table depicts the information contained in the graph]

                     7/1/02  12/31/02  6/30/03  12/31/03   6/30/04   12/31/04
                     ------  --------  -------  --------   -------   --------
CIT                  100.00   85.78    109.21    160.58    172.18     207.43
S&P 500              100.00   91.66    102.44    117.95    122.01     130.77
S&P Financials       100.00   90.59    101.84    118.70    121.53     131.61

Director Compensation

      Directors who are also CIT employees do not receive any fees or other compensation for service on the Board or its committees. Non-employee directors of CIT currently are paid an annual retainer of $60,000, which they may elect to receive in one or more of the following forms:

      o  Cash

      o  Stock Options

      o  Restricted Stock

      The number of shares of Common Stock underlying options that a director may elect to receive instead of cash remuneration is based on the Black-Scholes option pricing model. Any options that directors elect to receive as part of their annual retainer are immediately vested, but are not exercisable until the one year anniversary of the date of grant. These options have a term of ten years and an exercise price equal to the closing price of CIT Common Stock on the date of grant. Any amount that a director elects to receive in restricted stock is converted into shares of Common Stock based upon a market value equal to the closing price of Common Stock on the date awarded. The stock vests and restrictions on sale lapse on the first anniversary of the grant date.

      In addition to the annual retainer, each non-employee director is entitled to an annual grant of stock options having a Black-Scholes value of $45,000, except that the committee chairmen are entitled to grants with a $55,000 valuation. These options vest and become exercisable in three equal, annual installments. These options have a term of ten years and an exercise price equal to the closing price of our Common Stock on the date of the grant.

      Effective February 23, 2005, at the time of appointment to the Board, non-employee directors are each awarded a one-time grant of restricted stock with a $100,000 valuation (in lieu of the prior policy of granting 10,000 options). The restricted stock granted at the time of appointment, which is in addition to the annual retainer and the annual grant of stock options, vests in three equal annual installments.

      We reimburse all directors for reasonable out-of-pocket expenses incurred in attending Board or committee meetings.

Executive Compensation

      The table below sets forth the annual compensation, including bonuses and deferred compensation, of Messrs. Peek, Gamper (retired December 31, 2004), Hallman, Leone, Marsiello, and Wolfert (the "Named Executive Officers") for services rendered in all capacities to CIT during the years ended December 31, 2004 and 2003, the transition period ended December 31, 2002, and the twelve months ended September 30, 2002.

                           SUMMARY COMPENSATION TABLE
                                 (U.S. DOLLARS)


                                                     Annual Compensation        Long-Term Compensation
                                              --------------------------------  -----------------------
                                                                  Other Annual  Restricted   Securities  All Other
      Name and                                                      Compensa-      Stock     Underlying  Compensa-
 Principal Positions           Period         Salary(1)  Bonus(2)    tion(3)     Awards(4)   Options(5)   tion(6)
 -------------------           ------         ---------  -------- ------------  ----------   ----------  ---------
Jeffrey M. Peek ........   Jan - Dec 2004     $765,000  $2,700,000   $ 78,000   $        0     230,000    $ 8,808
Chairman and Chief         Jan - Dec 2003     $230,769  $1,300,000   $ 18,000   $4,147,500     450,000    $     0
Executive Officer

Albert R. Gamper, Jr. ..   Jan - Dec 2004     $996,154  $2,800,000   $170,753   $        0     205,000    $10,250
Chairman and Chief         Jan - Dec 2003     $900,000  $2,200,000   $136,730   $3,744,900     400,000    $10,000
Executive Officer        Oct 2002 - Dec 2002  $242,308  $  500,000   $ 27,603   $        0           0    $     0
(Retired)               Oct 2001 - Sept 2002  $900,000  $1,668,832   $ 15,000   $        0   1,519,560    $10,000

Thomas B. Hallman ......   Jan - Dec 2004     $492,308  $  950,000   $ 32,567   $        0     155,000    $10,250
Vice Chairman -            Jan - Dec 2003     $454,231  $  675,000   $ 22,563   $1,664,400     125,000    $10,000
Specialty Finance        Oct 2002 - Dec 2002  $115,769  $  275,000   $  2,721   $        0           0    $     0
                        Oct 2001 - Sept 2002  $430,000  $  356,000   $  1,209   $        0     379,890    $ 9,197

Joseph M. Leone ........   Jan - Dec 2004     $490,385  $  975,000   $ 32,722   $        0     155,000    $10,250
Vice Chairman and          Jan - Dec 2003     $441,346  $  675,000   $ 24,291   $1,664,400     160,000    $10,000
Chief Financial Officer Oct 2002 - Dec 2002   $109,038  $  155,000   $  3,297   $        0           0    $     0
                        Oct 2001 - Sept 2002  $405,000  $  390,500   $  1,346   $        0     454,890    $ 9,237

Lawrence A. Marsiello ..   Jan - Dec 2004     $490,385  $  950,000   $ 32,857   $        0     155,000    $10,250
Vice Chairman and          Jan - Dec 2003     $444,231  $  775,000   $ 23,204   $1,664,400     125,000    $10,000
Chief Lending Officer    Oct 2002 - Dec 2002  $113,077  $  275,000   $  2,934   $        0           0    $     0
                        Oct 2001 - Sept 2002  $420,000  $  260,000   $  1,465   $        0     379,890    $ 9,246

Frederick E. Wolfert ...   Jan - Dec 2004     $138,461  $1,750,000   $  4,919   $1,400,006      72,728    $     0
Vice Chairman -
Commercial Finance

----------
(1) The salary shown for Mr. Wolfert in 2004 is for the period from his start date, September 13, 2004, through December 31, 2004. The salary shown for Mr. Peek in 2003 is for the period from his start date, September 3, 2003, through December 31, 2003.

(2) Bonus payments made for the year ending December 31, 2004 relate to performance during the twelve months from January 1, 2004 through December 31, 2004. Bonus payments made for the year ending December 31, 2003 relate to performance during the twelve month period from January 1, 2003 through December 31, 2003. The amounts shown for 2004 and 2003 represent cash paid under CIT's Annual Bonus Plan and Discretionary Bonus Plan. Bonus payments made under CIT's Annual Bonus Plan for the three months ended December 31, 2002 related to performance during the six-month period from July 1, 2002 through December 31, 2002. Bonus payments made under CIT's Annual Bonus Plan for the twelve months ended September 30, 2002 related to performance during the nine-month period from October 1, 2001 through June 30, 2002.

     Mr. Wolfert received a $1,000,000 sign-on bonus, which was paid in 2004, and a 2004 bonus under CIT's Annual Bonus Plan of $750,000, which was guaranteed based on the terms of his employment agreement.

     Mr. Peek's 2003 bonus of $1,300,000 is based on a guaranteed bonus amount in his employment agreement.

     For the period from October 2001 through June 2002, the Named Executive Officers received a portion of their annual bonus as CIT restricted stock. The amounts shown include the value of the restricted stock. The number of shares was based on a price of $22.20, the closing price of CIT Common Stock on August 14, 2002, the date of the grant. All shares were awarded with a one-year restriction on sale. The number and value of shares awarded were as follows: Mr. Gamper - 50,675 shares ($1,124,985), Mr. Hallman - 12,162 shares ($269,996), Mr. Leone - 15,765 shares ($349,983) and Mr.
     Marsiello - 11,711 shares ($259,984). The balance of the listed bonus amounts relate to cash bonuses paid under a quarterly corporate bonus plan of our former parent, Tyco International Ltd. ("Tyco"), which was discontinued after our IPO.

     Of the $1,668,832 in annual bonus that Mr. Gamper received for the period from October 2001 through September 2002, $918,832 was awarded for his performance under the Tyco corporate bonus plan, of which $750,000 was paid out in two quarterly payments consisting of $375,000 in cash and $375,000 in CIT restricted stock as discussed above, and $168,832 was awarded in unrestricted shares of Tyco common stock (3,521 shares at a Tyco share price of $47.95). The additional $750,000 was awarded by CIT for his performance from January 1 through June 30, 2002, of which $749,985 was paid in CIT restricted stock.

(3) The payments set forth for 2004 under Other Annual Compensation for Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert represent dividends paid on restricted stock. The payment set forth for 2004 under Other Annual Compensation for Mr. Gamper represents dividends paid on restricted stock, and the value of certain perquisites consisting of aircraft usage, car service, and financial advisory services, including $22,675 for aircraft usage and $26,800 for tax planning services. The payments set forth for all other periods under Other Annual Compensation represent the dividends paid on restricted stock held in each of those periods. All dividends on restricted stock were payable at the same rate applicable to all other issued and outstanding shares.

(4) Recipients of restricted stock have the right to vote such shares and receive dividends.

     On September 13, 2004, Mr. Wolfert was granted 37,838 shares of restricted stock under the Long-Term Equity Compensation Plan ("ECP") pursuant to the terms of his employment agreement. The value is based on the fair market price of CIT Common Stock on the grant date of $37.00 per share. This grant vests 100% on the second anniversary of the award.

     On February 25, 2004, performance shares were awarded under the ECP. The number of shares awarded were as follows: Mr. Peek - 67,000 shares, Mr. Gamper - 113,000 shares, Mr. Hallman - 30,000 shares, Mr. Leone, 30,000 shares, and Mr. Marsiello - 30,000 shares. On September 13, 2004, Mr. Wolfert received 27,028 units of performance shares pursuant to the terms of his employment agreement. A participant receives a target award that leverages up or down from 0% to 150% of target depending on CIT's achievement of pre-established financial performance targets based on return on tangible equity ("ROTE") and diluted earnings per share ("diluted EPS").

     On September 3, 2003, Mr. Peek received 150,000 shares of restricted stock as part of his employment agreement. The value is based on the fair market value of CIT Common Stock on the grant date of $27.65 per share. This grant vests 100% on the third anniversary of the award.

     On July 25, 2003, restricted stock grants were awarded to Messrs. Gamper, Hallman, Leone and Marsiello under the ECP. The value of this grant is based on the fair market price of CIT Common Stock on the grant date of $27.74 per share. Awards were as follows: Mr. Gamper 135,000 shares; Mr. Hallman 60,000 shares; Mr. Leone 60,000 shares; and Mr. Marsiello 60,000 shares. These grants vest 100% on the third anniversary date of the award.

     The number and value at December 31, 2004 of restricted stock holdings, which excludes performance shares, based upon the closing market price of $45.82 per share of CIT Common Stock was as follows: Mr. Peek - 150,000 shares ($6,873,000), Mr. Gamper - 135,000 shares ($6,185,700), Mr. Hallman
     - 60,000 shares ($2,749,200), Mr. Leone - 60,000 shares ($2,749,200), Mr.
     Marsiello - 60,000 shares ($2,749,200), and Mr. Wolfert - 37,838 shares ($1,733,737).

(5) On September 13, 2004, 72,728 options were awarded under the ECP to Mr. Wolfert pursuant to the terms of his employment agreement. These options vest one third per year on each anniversary date of the grant.

     On January 21, 2004, option grants were awarded under the ECP to Messrs. Peek, Gamper, Hallman, Leone, and Marsiello. On July 21, 2004, option grants were awarded to Messrs. Hallman, Leone, and Marsiello. These grants have a vesting schedule of one-third per year on each anniversary date of the grant.

     Pursuant to the terms of Mr. Peek's employment agreement, 450,000 options were granted to him under the ECP effective September 3, 2003. These options vest one-third per year on each anniversary date of the grant.

     On January 21, 2003, option grants were awarded under the ECP to Messrs. Gamper, Hallman, Leone and Marsiello. These grants have a vesting schedule of one-third per year on each anniversary date.

     During the three months ended December 31, 2002, no options were granted to the Named Executive Officers.

     Options that were originally granted to Messrs. Gamper, Hallman, Leone and Marsiello to purchase Tyco common stock, or to purchase CIT Common Stock prior to the acquisition of CIT by Tyco, are reported in the table as current options to purchase CIT Common Stock. Options to purchase CIT Common Stock prior to the acquisition of CIT by Tyco were converted in June 2001, in connection with such acquisition, into options to purchase shares of Tyco common stock based on a conversion rate of .6907 of a share of Tyco common stock for each share of CIT Common Stock. Except as set forth below, options to purchase Tyco common stock were converted in July 2002, in connection with our IPO, into options to purchase CIT Common Stock based on a conversion rate of .5978 of a share of CIT Common Stock for each share of Tyco common stock.

     Two new option awards were granted to Messrs. Gamper, Hallman, Leone, and Marsiello during the twelve months ended September 30, 2002. The first grant was awarded on February 5, 2002 under the Tyco International Ltd. Long Term Incentive Plan and the Tyco International Ltd. Long Term Incentive Plan II. These options were converted into options to purchase shares of CIT Common Stock at the time of our IPO. The second grant was awarded under the ECP on July 2, 2002 to coincide with our IPO.

(6) For the years ending December 31, 2004 and December 31, 2003, as applicable, the payments set forth under "All Other Compensation" for Messrs. Peek, Gamper, Hallman, Leone and Marsiello represent the matching employer contribution to each participant's account under the CIT Group Inc. Savings Incentive Plan (the "CIT Savings Plan"). The matching employer contribution was made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986.

     For the three months ended December 31, 2002, no amounts required to be disclosed under "All Other Compensation" were paid to any Named Executive Officer.

     For the twelve months ended September 30, 2002, the payments set forth under "All Other Compensation" for Messrs. Gamper, Hallman, Leone and Marsiello represent the matching employer contribution to each participant's account and the employer flexible retirement account contribution to each participant's flexible retirement account under the CIT Savings Plan. The matching employer contribution was made pursuant to a compensation deferral feature of the CIT Savings Plan under Section 401(k) of the Internal Revenue Code of 1986.

Stock Option Awards During 2004

      The following table sets out awards of stock options to the Named Executive Officers during the year ended December 31, 2004.

                              OPTION GRANTS IN 2004


                                                            Percent
                                             Number of     of Total
                                            Securities   Options/SARs
                                            Underlying    Granted to   Exercise or                 Grant Date
                                 Date of   Options/SARs  Employees in  Base Price   Expiration       Present
          Name                  Grant(1)      Granted   Fiscal Year(2)  ($/Sh)(3)      Date         Value(4)
          ----                  --------   ------------ --------------  ---------   ----------      --------
Jeffrey M. Peek. ............  01/21/2004     230,000         5.32%       $39.22     01/21/2014     $1,713,914
Chairman and
Chief Executive Officer

Albert R. Gamper, Jr. .......  01/21/2004     205,000         4.74%       $39.22     01/21/2014     $1,527,619
Chairman and
Chief Executive Officer
(Retired)

Thomas B. Hallman ...........  01/21/2004      70,000         1.62%       $39.22     01/21/2014       $521,626
Vice Chairman -                07/21/2004      85,000         1.97%       $37.60     07/21/2014       $620,024
Specialty Finance

Joseph M. Leone .............  01/21/2004      70,000         1.62%       $39.22     01/21/2014       $521,626
Vice Chairman and              07/21/2004      85,000         1.97%       $37.60     07/21/2014       $620,024
Chief Financial Officer

Lawrence A. Marsiello .......  01/21/2004      70,000         1.62%       $39.22     01/21/2014       $521,626
Vice Chairman and              07/21/2004      85,000         1.97%       $37.60     07/21/2014       $620,024
Chief Lending Officer

Frederick E.Wolfert .........  09/13/2004      72,728         1.68%       $37.00     09/13/2014       $506,793
Vice Chairman -
Commercial Finance

----------
(1) The options reported above are for the year ended December 31, 2004. All options listed represent options to purchase CIT Common Stock awarded under the ECP. These grants vest one-third on each anniversary of the grant date, subject to earlier vesting under conditions described in the individual award agreements.

(2) Represents the percentage of all employee options granted in 2004 under the ECP.

(3) Each option grant is awarded with a strike price equal to the fair market value of CIT Common Stock on the date of grant.

(4) The ultimate value of the options will depend on the future market price of CIT Common Stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of CIT Common Stock over the exercise price on the date the option is exercised. The values shown are based on the Black-Scholes option-pricing model, which is a method of calculating a theoretical value of the options based upon a mathematical formula using certain assumptions. For the calculation, the following assumptions were used: an assumed life of three to five years; interest rate of 2.2% to 3.72%, which represents the risk free rate with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 20.5% to 23.4%, calculated based on a historical share price movement analysis of peer organizations over periods generally commensurate with the expected life of the option; quarterly dividend payment of $0.13 per share; and the vesting schedule indicated for the grant.

      The following table gives additional information on option exercises by the Named Executive Officers during the year ended December 31, 2004, and on the number of options and value of in-the-money options held by the Named Executive Officers on December 31, 2004.

                       AGGREGATED OPTION EXERCISES IN 2004
                           AND YEAR-END OPTION VALUES
                                 (U.S. Dollars)


                                                                      Number of
                                                                Securities Underlying    Value of Unexercised
                                                                     Unexercised             In-the-Money
                                                              Options at 12/31/2004(1)   Options at 12/31/2004
                                                              ------------------------   ---------------------
                                      Shares                             (#)                      ($)
                                     Acquired         Value         Exercisable/             Exercisable/
           Name                     on Exercise     Realized        Unexercisable            Unexercisable
           ----                     -----------     --------        -------------            -------------

Jeffrey M. Peek ..................      0             $0              150,000/530,000     $2,725,500/$6,969,000
Chairman and
Chief Executive Officer

Albert R. Gamper, Jr. ............      0             $0          1,251,288/1,211,520   $19,750,883/$24,169,451
Chairman and
Chief Executive Officer
(Retired)

Thomas B. Hallman ................      0             $0              236,593/423,297     $5,144,124/$7,277,659
Vice Chairman -
Specialty Finance

Joseph M. Leone ..................      0             $0              374,368/484,130     $6,288,866/$8,711,367
Vice Chairman and
Chief Financial Officer

Lawrence A. Marsiello ............      0             $0              338,332/423,297     $5,144,124/$7,277,659
Vice Chairman and
Chief Lending Officer

Frederick E. Wolfert .............      0             $0                     0/72,728               $0/$641,461
Vice Chairman -
Commercial Finance

----------
(1) The options reported are non-qualified stock options to purchase CIT Common Stock awarded under the ECP, including all options converted from Tyco options or prior CIT options. The exercise price of the options ranges from $21.05 to $74.47 per share and the closing trading price on the New York Stock Exchange of CIT Common Stock at December 31, 2004 was $45.82.

      CIT granted performance shares to the Named Executive Officers in 2004 in the following amounts:

             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR


                                                                               Estimated Future Payouts Under
                                                                                 Non-Stock Price-Based Plans
                                                               -------------------------------------------------------------
                                                                    Minimum
                                Target                             Number of             Target                  Maximum
                              Performance                       Shares/$ Value     Performance Shares           Number of
                                Shares       Performance        at Threshold on       Grant/$ Value          Shares/$ Value
      Name                       Grant         Period          Date of Grant(1)     on Date of Grant        on Date of Grant
      ----                    -----------    -----------       ----------------     ----------------        ----------------
Jeffrey M. Peek ............    67,000    January 1, 2004 -     16,750/$652,915     67,000/$2,611,660      100,500/$3,917,490
Chairman and                              December 31, 2006
Chief Executive Officer

Albert R. Gamper, Jr. ......    113,000   January 1, 2004 -    28,250/$1,101,185   113,000/$4,404,740(2)   169,500/$6,607,110
Chairman and                              December 31, 2006
Chief Executive Officer
(Retired)

Thomas B. Hallman ..........    30,000    January 1, 2004 -     7,500/$292,350      30,000/$1,169,400       45,000/$1,754,100
Vice Chairman -                           December 31, 2006
Specialty Finance

Joseph M. Leone ............    30,000    January 1, 2004 -     7,500/$292,350      30,000/$1,169,400       45,000/$1,754,100
Vice Chairman and                         December 31, 2006
Chief Financial Officer

Lawrence A. Marsiello ......    30,000    January 1, 2004 -     7,500/$292,350      30,000/$1,169,400       45,000/$1,754,100
Vice Chairman and                         December 31, 2006
Chief Lending Officer

Frederick E. Wolfert .......    27,028    January 1, 2004 -     6,757/$250,009      27,028/$1,000,036       40,542/$1,500,054
Vice Chairman -                           December 31, 2006
Commercial Finance

----------
(1) Assumes the lowest threshold attainable of 25% for the diluted EPS threshold is met, but the ROTE threshold is not met.

(2) Mr. Gamper was awarded 113,000 performance shares for the 2004-2006 performance cycle. Under the terms of his performance share agreement, the final number of performance shares earned by Mr. Gamper will be prorated based on the date of his retirement and the performance of the Company against previous described financial targets, such that he will be entitled to 1/3 of his target grant.

      Performance share payouts may increase or decrease from the target grant, with actual payouts ranging from 0% to 150% of the target grant based on performance against pre-established ROTE and diluted EPS performance measures. Each of the performance measures has a threshold level of performance that must be achieved to trigger a payout for that performance measure. If the threshold level of performance is achieved for the ROTE performance measure, then the payout for the ROTE performance measure is 35% of the performance share target. If the threshold level of performance is achieved for the diluted EPS performance measure, then the payout for the diluted EPS performance measure is 25%. The payout for each performance measure is calculated independently of the other performance measure. Shares for Messrs Peek, Gamper, Hallman, Leone and Marsiello are valued based on a $38.98 share price, the fair market share price on the date of grant, February 25, 2004. Mr. Wolfert's shares are valued based on a $37.00 share price, the fair market share price on his date of hire, September 13, 2004. Additional Information Regarding Equity Compensation Plans

      The following table summarizes the options outstanding under equity compensation plans as of December 31, 2004.


                                                                                        Number of securities
                                                                                       remaining available for
                                     Number of securities                               future issuance under
                                       to be issued upon       Weighted average       equity compensation plans
                                          exercise of          exercise price of        (excluding securities
                                    outstanding options(1)    outstanding options    reflected in column (a)(2)
                                    ----------------------    -------------------    --------------------------
                                              (a)                     (b)                       (c)
Equity compensation plans
approved by security holders .....        19,863,907                $33.07                   9,797,410

----------
(1) Excludes 1,269,641 unvested restricted shares and 688,928 performance shares outstanding under the ECP.

(2) Does not consider 688,928 performance shares outstanding under the ECP.

      Options that are not exercised or whose value is used to exercise other options are returned to the pool of securities available for future issuance. All equity compensation plans were approved by our sole stockholder prior to our IPO. We have no equity compensation plans that were not approved by stockholders.

Employment Agreements

General

      Mr. Peek entered into an employment agreement effective September 3, 2003, which extends until September 3, 2006 and provides for him to serve as the Chief Executive Officer of CIT and as a member of the Board. The employment agreement provides for an annual base salary of $750,000, which was increased to $800,000 on the first anniversary of his employment, and a guaranteed annual bonus of $1,300,000 for 2003. Mr. Peek's annual bonus for 2004 was $2,700,000, since the Company exceeded its pre-tax income goal for 2004.

      Pursuant to his employment agreement, in 2003, CIT granted Mr. Peek 450,000 stock options and 150,000 shares of restricted stock, and in 2004, CIT granted Mr. Peek 230,000 stock options and 67,000 performance shares.

      Messrs. Hallman, Leone, Marsiello, and Wolfert have employment agreements that extend until December 31, 2007. The agreements of Messrs. Hallman, Leone, and Marsiello provide for the payment of an annual base salary of not less than the amount received prior to the effective date of September 1, 2004, to be reviewed when the salaries of all executive officers of CIT are reviewed. The agreement of Mr. Wolfert provides for him to receive an annual base salary of $500,000, to be reviewed when the salaries of all executive officers of CIT are reviewed. They are also entitled to an annual bonus opportunity based on the performance of CIT and their business units, in accordance with CIT's incentive plans and programs (with a target bonus of at least 150% of annual base salary). For the partial 2004 calendar year, Mr. Wolfert is entitled to a guaranteed bonus of $750,000, unless his employment is terminated for cause or by him for good reason prior to payment of such bonus. Pursuant to his agreement, CIT granted to Mr. Wolfert stock options, performance shares, and restricted stock having an aggregate fair market value of $800,000, $1,000,000 and $1,400,000, respectively. In addition, Mr. Wolfert received a hiring bonus of $1,000,000.

      The employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert provide for their participation in all employee pension, welfare, perquisites, fringe benefit and other benefit plans generally available to senior executives. The employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert provide for continued participation in CIT's Executive Retirement Program and all other supplemental and excess retirement plans on terms no less favorable than provided immediately prior to the effective date of the agreement. They are also eligible to receive benefits under the CIT retiree medical and life insurance plan. In addition, Mr. Peek is entitled to be reimbursed for certain expenses and to receive certain additional benefits during the term of his employment.

Termination and Change-In-Control Arrangements

      Following his retirement on December 31, 2004, Mr. Gamper is entitled to an office, attorney and accountant fee reimbursement up to $25,000 per year, officer's and director's insurance and indemnification, and a car and driver. Mr. Gamper is entitled to each of the items described in the previous sentence for two years following the date of retirement, except for the insurance, which would extend for five years. Mr. Gamper's employment agreement was amended in January 2005 to provide for an office for five years following any such termination instead of two years.

      Mr. Gamper's employment agreement provided that he will not, for two years after the date of retirement, without the written consent of the Board (i) engage or be interested in any business in the U.S. that is in competition with any lines of business actively being conducted by CIT on the date of termination, (ii) hire any person who was employed by CIT or its affiliates within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with CIT or its affiliates to terminate such relationship or to refrain from extending or renewing the same, or (iii) disparage or publicly criticize CIT or any of its affiliates.

      The employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert provide that, under certain circumstances, if the executive's employment is terminated by him for "good reason" or by CIT without "cause" (in each case, as these terms are defined in his employment agreement), then he would be entitled to receive: (i) the sum of (1) his unpaid annual base salary through the termination date and (2) a pro-rated Severance Bonus based on the portion of the fiscal year completed prior to termination, payable upon termination; and (ii) the sum of (1) the greater of (x) his annual base salary payable for the remainder of the employment agreement, or (y) 2.5 times (three times in the case of Mr. Peek) his annual base salary, and (2) 2.5 times (three times in the case of Mr. Peek) his Severance Bonus, payable over a period of 2.5 years (three years in the case of Mr. Peek), provided that he continues to comply with the confidentiality and non-compete provisions of his employment agreement. "Severance Bonus" means the greater of (i) the executive's average annual bonus over the two calendar years preceding the date of termination, or
(ii) the executive's target bonus.

      In addition, under certain circumstance, upon termination of employment, all unvested stock options and the performance share target grant amount would vest immediately and all restrictions on restricted stock held by Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert would lapse. Each of them would also receive life insurance and medical, dental and disability benefits for up to 2.5 years (three years in the case of Mr. Peek) after termination, any other amounts or benefits required to be paid or provided (to the extent not paid) and outplacement services. They also would be credited with two additional years of age and service credit under all relevant CIT retirement plans.

      In the event of a change of control (as defined in his employment agreement) during the term of the employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert, the term of each such agreement would be extended to the second anniversary of the change of control. In addition, should the employment of Messrs. Hallman, Leone, Marsiello, and Wolfert be terminated without cause or by the executive for good reason during the two year extension period, the executive would receive the compensation and benefits described under a good reason termination, except that this payment would be payable in a lump sum within 30 days of the termination. In the event Mr. Peek's employment should be terminated without cause or by him for good reason during the two year extension period in the event of a change of control, he would receive the compensation and benefits described under a good reason termination except that this payment would be payable in a lump sum within 30 days of the termination.

      The employment agreements of Messrs. Peek, Hallman, Leone, Marsiello, and Wolfert also provide that each of them will not, while employed by CIT under the employment agreement and for one year after termination (two years in the event Mr. Peek terminates without good reason or the Company terminates for cause), without the written consent of the Board, (i) engage or be interested in any business in the United States which is in competition with any lines of business actively being conducted by CIT on the date of termination, (ii) hire any person who was employed by CIT within the six-month period preceding the date of such hiring or solicit, entice, persuade or induce any person or entity doing business with the Company to terminate such relationship or to refrain from extending or renewing the same (two years in the case of Mr. Peek for termination for any reason), or (iii) disparage or publicly criticize CIT or any of its affiliates.

      In the event that Mr. Peek or the other Named Executive Officers become subject to excise taxes under Section 4999 of the Internal Revenue Code, each employment agreement provides for a gross up payment equal to the amount of such excise taxes.

Retirement Plan and Supplemental Retirement Plan

      The CIT Group Inc. Retirement Plan (the "Retirement Plan'') is a qualified defined benefit pension plan that covers all officers and salaried employees in the United States who have one year of service and are 21 years of age or older. We also maintain a supplemental retirement plan (the "Supplemental Retirement Plan") for employees whose benefit in the Retirement Plan is subject to Internal Revenue Code limitations.

      The Retirement Plan was revised in 2000 with a new "cash balance'' formula, which became effective January 1, 2001. Under this new formula, each member's accrued benefits as of December 31, 2000 were converted to a lump sum amount and each year thereafter the member's account balance is to be credited with a percentage of the member's "Benefits Pay'' (comprised of base salary, plus certain annual bonuses, sales incentives and commissions) depending on the member's period of service as follows:

                 Period of Service                % of "Benefits Pay"
                 -----------------                -------------------
                    1 - 9 years                            5
                   10 - 19 years                           6
                   20 - 29 years                           7
                 30 years or more                          8

      These account balances are also to receive annual interest credits, subject to certain government limits. For 2004, the interest credit was 5.11% and for 2003 it was 5.01%. Upon termination after 5 years of employment orupon retirement, the amount credited to a member's account is to be paid in a lump sum or converted into an annuity. Certaineligible members had the option of remaining under the Retirement Plan formula as in effect prior to January1,2001.

      Messrs Hallman, Leone and Marsiello are earning benefits under the "cash balance'' formula effective January 1, 2001. Mr. Peek began earning benefits under the "cash balance" plan effective September 3, 2004. Mr. Wolfert will begin earning benefits under the "cash balance" plan after his first year anniversary of employment, September 13, 2005. The following table shows the estimated annual retirement benefits (including the benefits under the Supplemental Retirement Plan) which would be payable to each Named Executive Officer if he retired at normal retirement age (age 65) at his normalized 2004 "Benefits Pay". The projected amounts include annual interest credits at 5.11%.

                                                 Year of          Estimated
              Name                          Normal Retirement   Annual Benefit
              ----                          -----------------   --------------
     Jeffrey M. Peek .....................         2012            $ 94,240
     Thomas B. Hallman ...................         2017            $160,847
     Joseph M. Leone .....................         2018            $229,999
     Lawrence A. Marsiello ...............         2015            $234,522
     Frederick E. Wolfert ................         2019            $110,957

      Mr. Gamper, who retired on December 31, 2004, will receive lump sum distributions in 2005 of his earned benefit under both the Retirement Plan and the Supplemental Retirement Plan totaling $5,223,631. He will also receive lump sum distributions totaling $333,076, which represent payment of supplemental benefits earned from participating in the Retirement Plan prior to his electing the new "cash balance" formula.

Executive Retirement Plan

      Messrs. Peek, Hallman, Leone, Marsiello and Wolfert are entitled to benefits under an executive retirement plan (the "Executive Retirement Plan"), which provides a death benefit equal to approximately three times a participant's base salary if such participant dies while being actively employed, with a life annuity option payable monthly by CIT upon retirement. CIT purchases life insurance to fund most of these benefits. The participant pays a portion of the annual premium, which is calculated based on the death benefit provided under the Executive Retirement Plan. We are entitled to recoup our portion of the premium payments from the proceeds of any policy in excess of the death benefit. Upon the participant's retirement, a life annuity will be payable out of CIT's general assets and we anticipate recovering the cost of the life annuity out of the proceeds of any insurance policy payable to CIT upon the death of the participant. CIT is currently in the process of purchasing a life insurance policy covering Mr. Wolfert.

      In addition to the table of pension benefits shown above, we are conditionally obligated to make annual payments under our Executive Retirement Plan in the amounts indicated to the Named Executive Officers at retirement: Mr. Peek, $345,760; Mr. Hallman, $195,375; Mr. Leone, $260,592, Mr. Marsiello,
$261,608, and Mr. Wolfert, $179,043.

      Mr. Gamper, upon his retirement, started receiving an annual annuity benefit of $443,243 payable on a monthly basis. This benefit has a survivor feature payable to his spouse equal to 50% of his benefit. He also received a lump sum payment of $82,552 to cover certain tax liabilities due on the present value of the annuity.

Other Employee Benefits

      We maintain a defined contribution plan with a 401(k) feature. In addition, we maintain a supplemental unfunded defined contribution plan for employees in a grandfathered defined benefit plan. Retiree medical and dental coverage is offered on a contributory basis to certain eligible employees who meet specified age and service requirements.

Long-Term Equity Compensation Plan

      The ECP allows for the granting of stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and performance units (each, an "Award") to employees and directors of CIT and its subsidiaries. The ECP is administered by the Compensation Committee of the Board, and by the full Board

(the "Administrator") with respect to grants of Awards to non-employee directors. The Administrator has the discretion to select the participants to whom Awards will be granted and the type, size and terms and conditions applicable to each Award, and the authority to interpret, construe and implement the provisions of theECP.

Annual Incentive Compensation

      Annual Bonus Plan. CIT has an Annual Bonus Plan, under which cash awards may be made to any employees of CIT and its subsidiaries. It is a performance-based plan in which payments are based on the achievement of performance goals in accordance with the requirements of Internal Revenue Code
Section 162(m).

      Discretionary Bonus Plan. CIT also has a Discretionary Bonus Plan, under which awards may be made to any employees of CIT and its subsidiaries. Bonuses under this plan are purely discretionary and are not contingent upon the achievement of performance goals under the Annual Bonus Plan or other performance based arrangements of the Company. Bonuses under this plan will be determined by the Compensation Committee, provided that the Compensation Committee may delegate to the Chief Executive Officer the discretion to determine bonuses for employees other than the Chief Executive Officer and the executive officers named in this proxy statement or otherwise designated by the Compensation Committee.

Employee Stock Purchase Plan

      CIT's Employee Stock Purchase Plan (the "ESPP") covers United States and Canadian employees of CIT and participating subsidiaries customarily employed at least 20 hours per week. Under the ESPP, eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares of Common Stock quarterly at a purchase price equal to 85% of the fair market value of our Common Stock on either the first business day or the last business day of the quarterly offering period, whichever is lower. The fair market value of a share of Common Stock is the closing trading price on the New York Stock Exchange for that day. The amount of Common Stock that may be purchased by a participant through the plan is generally limited to $25,000 per year.

Deferred Compensation Plan

      In 2005, CIT adopted the Deferred Compensation Plan ("DCP"), which allows approximately 150 senior officers the opportunity to elect to defer payment of a portion of their base salary and certain incentive payments. Participant's deferrals under this plan will be payable upon a separation from service, or in an elected calendar year, or in the event of a participant's death, disability or an unforeseeable emergency. CIT's obligations under the DCP are unsecured general obligations to pay the deferred compensation in the future in accordance with the terms of the DCP.

         Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

      The table below shows, as of the most recent practicable date, the name and address of each person or company known to CIT that beneficially owns in excess of 5% of any class of voting stock. Information in this table is as of December 31, 2004, based upon reports on Schedule 13G filed with the SEC on or before February 15, 2005.

                                                                                 Percentage
                                                                                     of
 Title of Class            Name and Address of            Amount and Nature of     Common
    of Stock                Beneficial Owner              Beneficial Ownership      Stock
    --------                ----------------              --------------------   ----------
Common Stock ........  Dodge & Cox(1)                           19,153,550          9.1%
                       One Sansome Street, 35th Floor
                       San Francisco, CA 94104

Common Stock ........  JPMorgan Chase & Co.(2)                  12,203,864          5.8%
                       270 Park Avenue
                       New York, NY

----------
(1) Dodge & Cox reports sole voting power over 17,964,450 shares, shared voting power over 289,300 shares and sole dispositive power over 19,153,550 shares.

(2) JPMorgan Chase & Co. reports sole voting power over 8,186,535 shares, shared voting power over 813,606 shares, sole dispositive power over 11,251,719 shares, and shared dispositive power over 921,260 shares.

Security Ownership of Directors and Executive Officers

      The table below shows, as of February 15, 2005, the number of shares of CIT Common Stock owned by each director, by the Named Executive Officers and by the directors and executive officers as a group.

                                           Amount and Nature
                                        of Beneficial Ownership
                                        (CIT Common Stock and         Percentage
  Name of Individual               Exchangeable Shares)(1)(2)(3)(4)    of Class
  ------------------               --------------------------------   ----------
Jeffrey M. Peek ...................             378,178                   *
Albert R. Gamper, Jr. .............           1,668,068                   *
Gary C. Butler ....................              13,380                   *
William A. Farlinger ..............              18,751                   *
William M. Freeman ................               5,262                   *
Hon. Thomas H. Kean ...............              40,780                   *
Edward J. Kelly, III ..............              14,345                   *
Marianne Miller Parrs .............              14,192                   *
Timothy Ring ......................                 309                   *
John R. Ryan ......................               5,327                   *
Peter J. Tobin ....................              19,205                   *
Lois M. Van Deusen ................              12,494                   *
Thomas B. Hallman .................             395,188                   *
Joseph M. Leone ...................             549,678                   *
Lawrence A. Marsiello .............             493,399                   *
Frederick E. Wolfert ..............              37,838                   *
All Directors and Executive
Officers as a group (17 persons) ..           3,917,448                  1.8%

----------
* Represents less than 1% of the total outstanding Common Stock.

(1) Includes shares of Restricted Stock issued under the ECP, for which the holders have voting rights, but for which ownership has not vested, in the following amounts: Mr. Peek - 150,000 shares, Mr. Gamper - 135,000 shares, Mr. Butler - 1,694 shares, Mr. Farlinger - 1,694 shares, Mr. Freeman - 593 shares, Mr. Kean - 1,694 shares, Ms. Parrs - 1,694 shares, Mr. Ring - 309 shares, Mr. Ryan - 509 shares, Ms. Van Deusen - 1,356 shares, Mr. Hallman - 60,000 shares, Mr. Leone - 60,000 shares, Mr. Marsiello - 60,000 shares, and Mr. Wolfert - 37,838 shares.

(2) Includes shares of CIT Common Stock issuable pursuant to stock options awarded under the ECP that have vested or will vest within 60 days after February 15, 2005 in the following amounts: Mr. Peek - 226,666 shares, Mr. Gamper - 1,315,141, Mr. Butler - 3,686 shares, Mr. Farlinger - 16,057 shares, Mr. Freeman - 4,669 shares, Mr. Kean - 27,350 shares, Mr. Kelly - 10,281 shares, Ms. Parrs - 9,772 shares, Mr. Ryan - 4,669 shares, Mr. Tobin
     - 19,205 shares, Ms. Van Deusen - 9,772 shares, Mr. Hallman - 301,593 shares, Mr. Leone - 451,034 shares, and Mr. Marsiello - 403,332 shares.

(3) Excludes Performance Shares issued under the ECP, for which the holders do not have voting rights, and for which ownership has not vested, in the following amounts: Mr. Peek - 149,000 shares, Mr. Gamper - 113,000 shares, Mr. Hallman - 60,000 shares, Mr. Leone - 60,000 shares, Mr. Marsiello - 60,000 shares, and Mr. Wolfert - 57,028 shares.

(4) Includes 542,072 shares of Restricted Stock issued under the ECP to all executive officers and directors as a group for which they have voting rights, but for which ownership has not vested, and 3,006,959 shares of Common Stock issuable pursuant to stock options awarded under the ECP to all executive officers and directors as a group that have vested or will vest within 60 days after February 15, 2005, but excludes 511,028 Performance Shares issued under the ECP to all executive officers as a group, for which the holders do not have voting rights and for which ownership has not vested.

                 Certain Relationships and Related Transactions

      We have in the past and may in the future enter into certain transactions with affiliates, other than directors and executive officers. Such transactions have been, and it is anticipated that such transactions will continue to be, entered into on an arms length basis at a fair market value for the transaction.

      Dodge & Cox, a shareholder of CIT, provides investment management services to CIT in conjunction with employee benefit and retirement plans. These services are provided in the ordinary course of business. The CIT Group Inc. Retirement Plan invests in certain funds managed by Dodge & Cox. At December 31, 2004, CIT's Retirement Plan had total assets of $205.7 million, of which $112.6 million were invested in two Dodge & Cox funds. Dodge & Cox charges a fee for these investment management services based on a percentage of the asset balance in the funds. This fee was approximately $410 thousand during 2004.

      J.P.Morgan Chase & Co., a shareholder of CIT, provides banking and investment banking services to CIT. These services are provided in the ordinary course of business. During 2004, CIT paid JPMorgan Chase approximately $14.1 million for services rendered, including fees for cash management services, underwriting fees for issuing unsecured debt and asset backed securities, facility fees for bank credit facilities, fees for hedging activities to protect against certain risks, such as interest rate and currency exchange fluctuations, and investment fees primarily for overnight investments.

                                   PROPOSAL 2

                       APPOINTMENT OF INDEPENDENT AUDITORS

      The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP ("PwC"), 300 Madison Avenue, New York, New York 10017, as independent auditors to audit CIT's financial statements, to review management's assessment of the effectiveness of internal control over financial reporting as of and for the year ending December 31, 2005, and to perform appropriate auditing services. A resolution will be presented at the meeting to ratify the appointment. The affirmative vote of a majority of the number of votes entitled to be cast by the Common Stock represented at the meeting is needed to ratify the appointment. If the stockholders do not ratify the appointment of PwC, the Audit Committee will reconsider the selection of independent auditors.

      PwC has audited our financial statements since June 2001. A member of PwC will be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions by stockholders.

Fees for Professional Services

      The table below shows the aggregate fees for professional services billed by PwC during the years ended December 31, 2004 and December 31, 2003 (in millions):

                                           Year ended           Year ended
                                        December 31, 2004    December 31, 2003
                                        -----------------    -----------------
Audit fees (a) .......................      $10.83                 $8.24
Audit-related fees (b) ...............      $ 0.08                 $1.10
Tax fees (c) .........................      $ 0.35                 $0.41
All other fees (d) ...................      $   --                 $0.01
                                            ------                 -----
Total Fees ...........................      $11.26                 $9.76
----------
(a) Audit fees include fees for the audit of CIT's consolidated financial statements and effectiveness of internal controls over financial reporting, including limited reviews of CIT's unaudited interim financial statements, and as appropriate, statutory and subsidiary audits, issuances of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the SEC.

(b) Audit related fees include fees for assurance and related services, including audits of employee benefit plans, risk and controls assessments (pre-2004), review of our service centers, and guidance related to emerging accounting standards.

(c) Tax fees include fees for tax services rendered for tax return preparation.

(d) All other fees include fees for user licenses for access to a technical reference library.

      The Audit Committee has determined that CIT will not retain PwC for any professional services without the prior approval of the Audit Committee, except that the Audit Committee has delegated to the Audit Committee Chairman the authority to authorize management to retain PwC for professional services in which the aggregate fees are expected to be less than $200,000 in any year. In general, CIT does not retain PwC to provide information systems, tax consulting, or other consulting services. The Audit Committee has determined that the professional services provided by PwC as described above are compatible with the independent auditor maintaining its independence. The Audit Committee gave prior approval to all audit and non-audit professional services provided by PwC in 2004.

      The Board of Directors recommends a vote "For" the ratification of PricewaterhouseCoopers LLP as CIT's independent auditors for 2005.

                                 OTHER BUSINESS

      CIT's management does not intend to bring any business before the Annual Meeting other than the matters referred to in this proxy statement. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters to the extent permitted by applicable law and regulations. The discretionary authority of the persons named in the accompanying proxy extends to matters which the Board does not know are to be presented at the meeting by others and any proposals of stockholders omitted from the proxy material pursuant to Rule 14a-8 of the SEC.

        STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2005 ANNUAL MEETING

      Stockholder proposals to be included in the proxy statement for CIT's next annual meeting must be received by the Secretary of CIT not later than December 6, 2005.

      Also, under CIT's By-Laws, nominations for director or other business proposals to be addressed at the meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of CIT not later than the close of business on February 11, 2006 and not earlier than January 12, 2006. The notice must contain the information required by CIT's By-Laws.

      These advance notice provisions are in addition to, and separate from, the requirements which a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

      Copies of CIT's By-Laws may be obtained from the Secretary.

                                         By Order of the Board of Directors

                                         /s/ Robert J. Ingato
                                         -------------------------------
                                         Robert J. Ingato
                                         Executive Vice President
                                           General Counsel and Secretary
                                         April 6, 2005